Exhibit (a)(1)(C)

TO:	U.S., Canada, UK, India
FROM:	Katherine Mancuso
SUBJECT:	Option Exchange Program - EDUCATIONAL WORKSHOPS
DATE:	July 26, 2012

We will be holding several workshops to review the terms of Meru’s option exchange program and to answer questions.  Below are the dates, times and locations of the sessions, as well as where you can find additional information about the program.

Dates and Locations:

•                  US & Canada Employees

Thursday, July 26, 2012 at 3 p.m. Pacific Time and August 8, 2012 at 3 p.m. Pacific Time

All Hands Area & Go To Meeting

•                  India Employees

Thursday, July 26, 2012 at 9 p.m. Pacific Time and August 8, 2012 at 9 p.m. Pacific Time

Go To Meeting

•                  UK Employees

Friday, July 27, 2012 at 8 a.m. Pacific Time and August 8, 2012 at 8 a.m. Pacific Time

Go To Meeting

Dial-In Information (the same for all sessions):

ENTER CONFERENCE CODES —

Program Deadline

The deadline to make an election to participate in the program is 9:00 p.m., Pacific Time, on August 22, 2012, unless we extend the deadline.

Program & Option Information

Please take time to educate yourself about the program by logging on to the option exchange program website at https://merunetworks.equitybenefits.com and viewing the related offering materials.  We encourage you to read the “Offering Memorandum Relating to Our Offer to Exchange Certain Outstanding Options to Purchase Common Stock for New Options to Purchase Common Stock” as well as the other documents available on the option exchange program website and the Human Resources page of Meru’s intranet before deciding to participate in the program.  You can review your individual stock option information, including all of your stock option grants to date and the status of each stock option online at Merrill Lynch using your log on credentials.

Questions

If you have any questions about the program or requests for assistance with the option exchange program website or for copies of any offering materials, please contact optionexchange@merunetworks.com.

Thanks,

Katherine